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                                                                   Exhibit 20(a)

         NEWS FOR IMMEDIATE RELEASE


                  FOR MORE INFORMATION, CONTACT:
                  William Evans                     Ryan Hollenbeck
                  EVP & Chief Financial Officer     VP, Corporate Communications
                  Witness Systems                   Witness Systems
                  770.754.1915                      770.754.1962
                  bevans@witness.com                rhollenbeck@witness.com

                 WITNESS SYSTEMS ADOPTS STOCKHOLDER RIGHTS PLAN


ATLANTA (OCTOBER 25, 2002) - Witness Systems (NASDAQ: WITS), a leading global provider of performance optimization software and services, today announced its board of directors has approved a stockholder rights plan.

Under the rights plan, Witness Systems will distribute preferred stock purchase rights as a dividend at the rate of one right for each share of the company's common stock held by shareholders of record as of the close of business on November 4, 2002. The rights plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market, or through private transactions, and to prevent an acquirer from gaining control of the company without offering a fair price to all of the company's stockholders. The rights will expire on November 4, 2012.

"We're committed as a management team and board to maximizing value for our shareholders by growing the business profitably," said Dave Gould, chief executive officer for Witness Systems. "The shareholder rights plan helps protect the long-term value of our shareholders' investments by effectively requiring potential takeover bidders to communicate and negotiate directly with our board, rather than using any hostile takeover measures. This plan is intended to ensure that all shareholders receive equal treatment in any attempt to acquire our company."

Similar to those adopted by thousands of other companies, Witness Systems noted that the shareholder rights plan was not adopted in response to any specific attempt to acquire the company, nor is it currently aware of any such efforts.

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                         Witness Systems Adopts Stockholder Rights Plan - Page 2

Each right will entitle stockholders to buy one unit of a share of preferred stock for $25. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the company's common stock or commences, or publicly announces an intention to commence, a tender offer upon consummation of which such person or group would beneficially own 15 percent or more of the company's common stock (or, in the case of one current stockholder of the company, which already owns more than 15 percent, if that stockholder acquires or commences a tender offer for any additional shares of the company's common stock). The rights will not be exercisable if a person makes a tender offer for all the outstanding shares of the company approved by the company's board of directors.

If the rights become exercisable, then each right will entitle its holder (other than the acquirer or tender offeror) to purchase, at the right's then current exercise price, shares of the company's preferred stock (or, in certain circumstances as determined by the board, cash, other property or other securities) having a value of twice the right's then current exercise price. In addition, each right will entitle each holder (other than the acquirer or tender offeror), with certain exceptions, to purchase, at the right's then current exercise price, shares of the common stock of the acquirer or tender offeror having a value of twice the right's then current exercise price:

- if the company is involved in a merger or other business combination transaction with an acquirer or tender offeror after the rights become exercisable, and either the company is not the surviving corporation in the transaction or all or part of the company's common stock is changed into or exchanged for cash or securities of another company or other property; or

- if the company sells 50 percent or more of its assets or earning power after the rights become exercisable.

The company will generally be entitled to redeem the rights at $0.001 per right at any time during the 10 days (subject to extension) after the public announcement of a triggering acquisition of the company's common stock or the commencement of a triggering tender or exchange offer.

The rights plan has no present dilutive effect on Witness Systems' capital structure, nor will it affect reported earnings per share or change the way the company's shares of common stock are traded. Neither the adoption of the plan, nor the dividend distribution of the rights, is taxable to Witness Systems or its shareholders. Details of the stockholder rights plan are outlined in a letter that will be mailed to all stockholders.

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                       Witness Systems Adopts Stockholder Rights Plan  -  Page 3

ABOUT WITNESS SYSTEMS

Witness Systems (NASDAQ: WITS) provides the contact center industry's first integrated performance optimization software suite to help global enterprises capture customer intelligence and optimize workforce performance. Comprised of business-driven multimedia recording, performance analysis and e-learning management applications, the browser-based eQuality(R) solution is designed to enhance the quality of customer interactions across multiple communications media, including the telephone, e-mail and Web. The closed-loop suite enables companies to record, evaluate and analyze customer contacts, and then launch e-learning to develop staff, generate additional revenue, and achieve greater customer retention and loyalty. An integrated business consulting, implementation and training methodology provides services to support an effective, rapid deployment of eQuality that enables organizations to maximize their return on investment. For additional information about Witness Systems and its eQuality software suite, visit www.witness.com, call 1.888.3.WITNESS.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Information in this release that involves Witness Systems' expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. These statements include statements about Witness Systems' strategies in the marketplace, its market position and its relationship with customers. All forward-looking statements included in this release are based upon information available to Witness Systems as of the date of the release, and the company assumes no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, fluctuations in customer demand and the timing of orders; the company's ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the company's markets; the risks associated with competition; the risks associated with international sales as the company expands its markets; and the ability of the company to compete successfully in the future, as well as other risks identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and any other reports filed from time to time with the Securities and Exchange Commission.


            Witness, eQuality and the Witness logo are United States registered trademarks of Witness Systems, Inc., protected by laws of the U.S. and other countries. All other trademarks mentioned in this document are the property of their respective owners.

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